Exhibit 99.1

Amplify Energy Announces Third Quarter 2023 Results, Strategic Updates and Issuance of Inaugural Sustainability Report

HOUSTON, November 6, 2023 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the third quarter of 2023 and additional disclosures.

Strategic Updates

As Amplify continues to evolve, we are pleased to announce the following near-term strategic initiatives:

1)	Bairoil Marketing Process - Amplify has engaged an investment banking firm to conduct a market test of its Bairoil assets. The Company will pursue a complete sale of the assets while also considering alternative monetization structures that would maximize the value of the assets for Amplify’s shareholders. The marketing process will commence in the first quarter of 2024.

2)	Beta Development Program - Amplify has conducted an in-depth technical review of the undeveloped potential in the Beta field and has decided to commence a Beta development program in the first half of 2024. The Company estimates it can drill and complete wells for approximately $5 – 6 million with IRRs that exceed 100% at current oil pricing.

3)	Magnify Energy Services - The Company has created a wholly owned subsidiary, Magnify Energy Services, to provide a variety of oilfield services to Amplify-operated wells. Beginning in East Texas and Oklahoma, Magnify is providing compression, well-testing and other well maintenance services. Over time, Amplify may expand Magnify’s capabilities into other service lines and operating areas. Amplify believes Magnify will improve the Company’s profitability by providing services at a lower cost than current alternatives, while allowing the Company to have greater access to and control over these critical services.

Martyn Willsher, President and Chief Executive Officer, commented, “Amplify has made tremendous strides in 2023 in laying the foundation for unlocking substantial value from our mature, diversified portfolio of cash-flow generating assets. The return of production at Beta, substantial reduction in debt outstanding, and our new credit facility have enabled us to pursue additional opportunities to greatly enhance shareholder value. To that end, we are excited to announce several strategic initiatives.

First, we intend to commence a development program in the Beta field, which retains significant upside for the Company and is expected to increase profitability and operating margins in the coming years. Second, the Company intends to launch a marketing process for its low-decline oil-producing assets in Bairoil, Wyoming while also exploring alternative monetization structures to maximize value potential. Portfolio optimization will enable the Company to further reduce leverage and potentially accelerate Amplify’s ability to return capital to shareholders. Third, we have created a wholly owned subsidiary to insource certain field compressors and service equipment, which will allow us to capture value through efficiencies, reduced costs and greater control over operating expenses.”

Key Highlights

●	During the third quarter of 2023, the Company:
o	Achieved average total production of 20.6 Mboepd, while successfully implementing the planned turnaround at Bairoil
o	Generated net cash provided by operating activities of $18.0 million and a net loss of $13.4 million
o	Delivered Adjusted EBITDA of $19.5 million
o	Generated $6.1 million of free cash flow
●	On October 5, 2023, the Company announced the appointment of Vidisha Prasad to its Board of Directors

●	As of October 31, 2023, net debt was $104 million, consisting of $120 million outstanding under the revolving credit facility and $16 million of cash on hand
o	Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.2x1
●	The Company is reaffirming full-year 2023 guidance
●	The Company has issued its inaugural sustainability report which is now available on its website
(1)Net debt as of October 31, 2023, and LTM Adjusted EBITDA as of the third quarter of 2023

Mr. Willsher commented, “Amplify’s third quarter results were in line with internal projections and included the impact of the planned Bairoil turnaround in September. The  Company was able to accelerate the first phase of cost saving initiatives at Beta which should materially reduce future operating expenses.  We believe these efforts, in addition to our low leverage, further cost savings initiatives and accretive asset investments, will bolster profitability and enhance our cash-flow generation, which we expect to materially increase in 2024 and beyond.”

Mr. Willsher concluded, “We are also pleased to present Amplify Energy’s inaugural sustainability report, which provides increased transparency to our stakeholders regarding our business and operating practices. This report details our safety procedures, environmental performance, efforts to enhance the long-term sustainability of our business, and dedication to sound corporate governance. We are committed to continuing to improve our disclosures and providing updates on our sustainability milestones.”

Key Financial Results

During the third quarter of 2023, the Company reported a net loss of approximately $13.4 million compared to $9.8 million of net income in the prior quarter. The decrease was primarily attributable to non-cash unrealized losses on commodity derivatives from rising commodity prices during the period.

Amplify generated $19.5 million of Adjusted EBITDA for the third quarter, an increase of approximately $1.9 million from $17.6 million in the prior quarter. The increase was primarily attributable to higher realized commodity prices.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $6.1 million for the third quarter of 2023.

	Third Quarter	Second Quarter
$ in millions	2023	2023
Net income (loss)	$(13.4)	$9.8
Net cash provided by operating activities	$18.0	$4.9
Average daily production (MBoe/d)	20.6	21.2
Total revenues excluding hedges	$76.8	$72.0
Adjusted EBITDA (a non-GAAP financial measure)	$19.5	$17.6
Total capital	$9.7	$7.9
Free Cash Flow (a non-GAAP financial measure)	$6.1	$6.1

Inaugural Sustainability Report

The Company issued its inaugural sustainability report, which is available on its website, www.amplifyenergy.com, under the “Sustainability” tab.

The report provides information about Amplify’s environmental, social and governance (“ESG”) initiatives, practices and related metrics.

Revolving Credit Facility

On October 19, 2023, Amplify completed the regularly scheduled semi-annual redetermination of its borrowing base, which was reaffirmed at $150 million with elected commitments of $135 million. The next regularly scheduled borrowing base redetermination is expected to occur in the second quarter of 2024.

As of October 31, 2023, Amplify had net debt of $104 million, consisting of $120 million outstanding under its revolving credit facility and $16 million of cash on hand. Net Debt to LTM Adjusted EBITDA was 1.2x (net debt as of October 31, 2023 and 3Q23 LTM Adjusted EBITDA).

Corporate Production and Pricing Update

During the third quarter of 2023, average daily production was approximately 20.6 MBoepd, a decrease of 3% from 21.2 MBoepd in the second quarter. This decrease was primarily due the planned turnaround at Bairoil (where the field was shut-in for 10 days to perform maintenance and facility improvements), significant flash flooding at Bairoil that impacted operations for several days, and short-term production interruptions at Beta to implement cost savings initiatives. The Company’s product mix for the quarter was 38% crude oil, 18% NGLs, and 44% natural gas.

	Three Months	Three Months
	Ended	Ended
	September 30, 2023	June 30, 2023
Production volumes - MBOE:
Oklahoma	536	542
Rockies (Bairoil)	263	315
Southern California (Beta)	246	158
East Texas / North Louisiana	754	792
Eagle Ford (Non-Op)	98	121
Total - MBoe	1,897	1,928
Total - MBoe/d	20.6	21.2
% - Liquids	56%	55%

Total oil, natural gas and NGL revenues for the third quarter of 2023 were approximately $76.4 million, before the impact of derivatives, compared to $67.4 million in the prior quarter. The Company realized a loss on commodity derivatives of $3.9 million during the quarter, compared to a $1.5 million gain in the previous quarter. Oil and gas revenues, net of realized hedges, increased $3.6 million for the third quarter compared to the second quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2023	2023	2023	2023	2023	2023
Average sales price exclusive of realized derivatives and certain deductions from revenue	$78.45	$69.86	$24.89	$21.25	$2.27	$1.93
Realized derivatives	(9.89)	(4.57)	—	—	0.66	0.92

Average sales price with realized derivatives exclusive of certain deductions from revenue	$68.56	$65.29	$24.89	$21.25	$2.93	$2.85
Certain deductions from revenue	—	—	(1.55)	(1.46)	0.01	0.01

Average sales price inclusive of realized derivatives and certain deductions from revenue	$68.56	$65.29	$23.33	$19.80	$2.94	$2.86

Costs and Expenses

Lease operating expenses in the third quarter of 2023 were approximately $37.1 million, or $19.55 per Boe. Operating expenses were $2.2 million higher than second-quarter operating expenses, primarily due to returning the Beta field to production and increased costs associated with the flooding event at Bairoil.

Severance and Ad Valorem taxes in the third quarter were approximately $4.9 million, a decrease of $0.3 million compared to $5.2 million in the prior quarter. Severance and Ad Valorem taxes as a percentage of revenue were approximately 6.5% this quarter compared to 7.7% in the previous quarter.

Amplify incurred $5.0 million, or $2.63 per Boe, of gathering, processing and transportation expenses in the third quarter, compared to $5.1 million, or $2.67 per Boe, in the previous quarter.

Third quarter cash G&A expenses were $6.5 million, an increase of $0.3 million from $6.2 million in the second quarter. We expect cash G&A to remain flat in the fourth quarter.

Depreciation, depletion and amortization expense for the third quarter totaled $7.5 million, or $3.95 per Boe, compared to $7.1 million, or $3.67 per Boe, in the prior quarter.

Net interest expense was $4.5 million this quarter, an increase of $0.8 million from $3.7 million in the second quarter. This increase was primarily due to writing off $0.7 million associated with the prior credit facility.

Amplify recorded a current income tax expense of $1.4 million for the third quarter.

Capital Investment Update

Cash capital investment during the third quarter of 2023 was approximately $9.7 million, a $1.8 million increase from $7.9 million in the prior quarter. The majority of capital investment this quarter was related to workover and facility projects at Beta and the planned turnaround at Bairoil.

The following table details Amplify’s capital incurred during the quarter:

	Third Quarter	Year to Date
	2023 Capital	Capital
	Spend ($ MM)	Spend ($ MM)
Oklahoma	$1.0	$4.2
Rockies (Bairoil)	$3.3	$3.6
Southern California (Beta)	$4.7	$11.4
East Texas / North Louisiana	$0.3	$0.6
Eagle Ford (Non-Op)	$0.4	$6.9
Total Capital Invested	$9.7	$26.6

The Company’s capital investments for the remainder of 2023 will focus primarily on well workovers in addition to facility projects at Beta which will improve operational efficiencies, reduce power expenses and significantly reduce emissions.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for October 2023 through December 2026, as of November 6, 2023:

	2023	2024	2025	2026
Natural Gas Swaps:
Average Monthly Volume (MMBtu)		662,500	675,000	291,667
Weighted Average Fixed Price ($)		$3.72	$3.74	$3.72

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	1,336,000	627,083	500,000	291,667
Weighted Average Ceiling Price ($)	$5.22	$4.32	$4.10	$4.10
Weighted Average Floor Price ($)	$3.35	$3.43	$3.50	$3.50

Oil Swaps:
Average Monthly Volume (Bbls)	113,333	61,333	53,000	30,917
Weighted Average Fixed Price ($)	$66.91	$73.55	$70.68	$70.68

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	15,000	102,000	59,500
Weighted Average Ceiling Price ($)	$76.16	$80.20	$80.20
Weighted Average Floor Price ($)	$65.00	$70.00	$70.00

Three-way collars
Average Monthly Volume (Bbls)	50,000
Weighted Average Ceiling Price ($)	$74.54
Weighted Average Floor Price ($)	$58.00
Weighted Average Sub-Floor Price ($)	$43.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which Amplify expects to file with the SEC on November 6, 2023.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 343-5172 at least 15 minutes before the call begins and providing the Conference ID: AEC3Q23. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: 10190845.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the Incident, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including conflicts in the Middle East and escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets and effects of inflation; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID-19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow and net debt. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expenses; depreciation, depletion and amortization; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; share-based compensation expenses; exploration costs; loss on settlement of AROs; bad debt expense; pipeline incident loss; acquisition and divestiture related costs; and LOPI-timing differences. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Contacts

Jim Frew − Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan − Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2023	June 30, 2023
Revenues:
Oil and natural gas sales	$76,403	$67,393
Other revenues	367	4,578
Total revenues	76,770	71,971

Costs and Expenses:
Lease operating expense	37,083	34,903
Pipeline incident loss	559	6,844
Gathering, processing and transportation	4,984	5,149
Exploration	—	14
Taxes other than income	4,942	5,205
Depreciation, depletion and amortization	7,489	7,072
General and administrative expense	8,255	7,778
Accretion of asset retirement obligations	2,005	1,975
Realized (gain) loss on commodity derivatives	3,232	(1,517)
Unrealized (gain) loss on commodity derivatives	20,096	(2,281)
Other, net	449	239
Total costs and expenses	89,094	65,381

Operating Income (loss)	(12,324)	6,590

Other Income (Expense):
Interest expense, net	(4,470)	(3,701)
Other income (expense)	124	122
Total Other Income (Expense)	(4,346)	(3,579)

Income (loss) before reorganization items, net and income taxes	(16,670)	3,011

Income tax benefit (expense) - current	(1,441)	6,853
Income tax benefit (expense) - deferred	4,708	(48)
Net income (loss)	$(13,403)	$9,816

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.34)	$0.24

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2023	June 30, 2023
Oil and natural gas revenue:
Oil Sales	$57,214	$50,750
NGL Sales	7,777	6,411
Natural Gas Sales	11,412	10,232
Total oil and natural gas sales - Unhedged	$76,403	$67,393

Production volumes:
Oil Sales - MBbls	729	727
NGL Sales - MBbls	334	324
Natural Gas Sales - MMcf	5,006	5,263
Total - MBoe	1,897	1,928
Total - MBoe/d	20.6	21.2

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$78.45	$69.86
NGL - per Bbl	$23.33	$19.80
Natural gas - per Mcf	$2.28	$1.94
Total - per Boe	$40.28	$34.97

Average unit costs per Boe:
Lease operating expense	$19.54	$18.10
Gathering, processing and transportation	$2.63	$2.67
Taxes other than income	$2.60	$2.70
General and administrative expense	$4.35	$4.03
Depletion, depreciation, and amortization	$3.95	$3.67

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	September 30, 2023	June 30, 2023
Production volumes - MBOE
Oklahoma	536	542
Rockies (Bairoil)	263	315
Southern California (Beta)	246	158
East Texas / North Louisiana	754	792
Eagle Ford (Non-Op)	98	121
Total - MBOE	1,897	1,928
Total - MBoe/d	20.6	21.2
% - Liquids	56%	55%

Lease operating expense - $M
Oklahoma	$5,022	$4,709
Rockies (Bairoil)	12,107	12,316
Southern California (Beta)	11,902	10,271
East Texas / North Louisiana	6,397	6,151
Eagle Ford (Non-Op)	1,655	1,457
Total Lease operating expense:	$37,083	$34,904

Capital expenditures - $M
Oklahoma	$955	$1,379
Rockies (Bairoil)	3,340	346
Southern California (Beta)	4,742	4,718
East Texas / North Louisiana	293	134
Eagle Ford (Non-Op)	368	1,371
Total Capital expenditures:	$9,698	$7,948

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2023	June 30, 2023
Assets
Cash and Cash Equivalents	$6,387	$1,865
Accounts Receivable	47,864	63,021
Other Current Assets	24,003	23,452
Total Current Assets	$78,254	$88,338

Net Oil and Gas Properties	$346,896	$345,023
Other Long-Term Assets	291,955	282,119
Total Assets	$717,105	$715,480

Liabilities
Accounts Payable	$18,708	$23,382
Accrued Liabilities	55,354	55,387
Other Current Liabilities	34,195	22,231
Total Current Liabilities	$108,257	$101,000

Long-term Debt	$120,000	$120,000
Asset Retirement Obligation	119,856	118,627
Other Long-Term Liabilities	22,955	17,709
Total Liabilities	$371,068	$357,336

Shareholders' Equity
Common Stock & APIC	$434,067	$432,771
Accumulated Earnings (Deficit)	(88,030)	(74,627)
Total Shareholders' Equity	$346,037	$358,144

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2023	June 30, 2023
Net cash provided by (used in) operating activities	$18,007	$4,908
Net cash provided by (used in) investing activities	(8,816)	(10,732)
Net cash provided by (used in) financing activities	(4,669)	(5,066)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2023	June 30, 2023
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$18,007	$4,908
Changes in working capital	(4,985)	13,168
Interest expense, net	4,470	3,701
Cash settlements received on terminated commodity derivatives	(658)	—
Amortization and write-off of deferred financing fees	(908)	(310)
Exploration costs	—	14
Acquisition and divestiture related costs	216	—
Plugging and abandonment cost	1,153	528
Current income tax expense (benefit)	1,441	(6,853)
Pipeline incident loss	559	6,844
LOPI - timing differences	—	(4,636)
Other	188	188
Adjusted EBITDA:	$19,483	$17,552

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$19,483	$17,552
Less: Cash interest expense	(3,642)	(3,525)
Less: Capital expenditures	(9,698)	(7,947)
Free Cash Flow:	$6,143	$6,080

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2023	June 30, 2023
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(13,403)	$9,816
Interest expense, net	4,470	3,701
Income tax expense (benefit) - current	1,441	(6,853)
Income tax expense (benefit) - deferred	(4,708)	48
Depreciation, depletion and amortization	7,489	7,072
Accretion of asset retirement obligations	2,005	1,975
(Gains) losses on commodity derivatives	23,328	(3,798)
Cash settlements received (paid) on expired commodity derivative instruments	(3,890)	1,517
Acquisition and divestiture related costs	216	—
Share-based compensation expense	1,327	1,340
Exploration costs	—	14
Loss on settlement of AROs	449	239
Bad debt expense	12	85
Pipeline incident loss	559	6,844
LOPI-timing differences	—	(4,636)
Other	188	188
Adjusted EBITDA:	$19,483	$17,552

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$19,483	$17,552
Less: Cash interest expense	(3,642)	(3,525)
Less: Capital expenditures	(9,698)	(7,947)
Free Cash Flow:	$6,143	$6,080